Exhibit 99.1
Press Release Dated November 5, 2012
Two Rivers Operations To Emphasize Irrigated Farming
Accepts Resignation of President and COO

DENVER – November 6, 2012 – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) announced today it intends to emphasize irrigated farming as the near term path to profitability.  On November 2, 2012, Two Rivers, as a result of the excellent performance of Dionisio Farms & Produce in the very difficult 2012 growing season, completed its acquisition of the assets of Dionisio Farms & Produce, LLC.  The Company also entered into a long-term employment agreement with Russ Dionisio making him President and Chief Operating Officer of Dionisio Farms & Produce, Inc., a wholly-owned subsidiary of Two Rivers, and responsible for all of Two Rivers’ farm and produce operations.

John McKowen, Two River’s CEO and Founder stated,  “Two Rivers has developed a significant water portfolio which gives the Company a protected development position moving forward.  Water development will continue to be a very important part of Two Rivers’ synergistic business model.  However, with the excellent results of our 2012 Dionisio Farm & Produce operations, the Company needs to focus on expanding our farm revenues and profit margins.”

Apparently as a result of the emphasis on farming and perceived diminution in responsibility, Gary Barber, the Company’s President and Chief Operating Officer, whose primary work experience and expertise lie in municipal water operations, without notice and unexpectedly notified the Company on November 5, 2012 via email of his resignation.  The Company, while regretting the loss of Gary’s water expertise, understands his decision and has accepted his resignation.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin and the Arkansas river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production and traditional cropping. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company

John McKowen, CEO

(303) 222-1000

jmckowen@2riverswater.com

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